Exhibit 99.1

Mannatech, Inc. Announces Share Purchase Plan

Coppell, TX August 31, 2006 – Mannatech, Inc. (NASDAQ: MTEX) today announced that on August 28, 2006, its Board of Directors approved a second program permitting the Company to purchase up to $20 million of its outstanding common shares in the open market. The specific timing of all purchases will be within management’s discretion, subject to market conditions and other factors, and in accordance with applicable laws, rules and regulations. On June 30, 2004, the Company was previously authorized to purchase up to 5% of its outstanding shares, or approximately 1.3 million. As of August 28, 2006, the Company had 224,985 shares remaining available for purchase under this previously approved repurchase program.

As of August 28, 2006, the Company had 26,425,848 common shares outstanding.

Sam Caster, Chairman and CEO of Mannatech, stated “We believe the continuation of our repurchase program will add value for our stockholders.”

About Mannatech

Mannatech, Incorporated is a global wellness solutions provider that develops innovative, high-quality, proprietary nutritional supplements, topical and skin care products, and weight management products that are sold through approximately 526,0000 independent associates and members located in the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, and Germany.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “believes,” “enthusiastic,” “demonstrates,” “ intends,” “optimistic,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Gary Spinell

Investor Relations

(972) 471-6512

ir@mannatech.com

Corporate web site: www.mannatech.com